Exhibit 4.1

TRUNITY HOLDINGS, INC.

ACCREDITED INVESTOR
SUBSCRIPTION AGREEMENT

This Accredited Investor Subscription Agreement (“Agreement”) is entered into as of the ____ day of _____________, 2012, by and between Trunity Holdings, Inc. a Delaware corporation (the “Company”), and the undersigned investor (“Investor”).  If more than one person signs this Agreement as an investor, then all references to Investor in this Agreement include the co-investor(s), jointly and severally.

1.           Subscription.

1.1           Investor hereby irrevocably agrees to purchase from the Company a Series B Unsecured Redeemable Convertible Debenture (the “Debenture”) in the principal amount of $______________, subject to acceptance by the Company.  The Debenture shall be convertible into units of the Company’s securities (“Units”) at a price of $.35 per Unit.  Each Unit shall consist of one share of the Company’s Common Stock (a “Share”) and a two-year warrant (a “Warrant”) to purchase one Share of Common Stock (a “Warrant Share”) at an exercise price of $.40 per share.  The Debenture, Shares, Warrants and Warrant Shares are referred to hereafter as the “Securities.”

1.2           Investor will pay the total purchase price to the Company in immediately available funds immediately upon the Company’s acceptance of this Agreement.

2.           Approval and Acceptance.  The effectiveness of this Agreement is subject to acceptance by the Company by signing below where indicated.  If this Agreement is not approved and accepted, then the Company will notify Investor and return any funds Investor may have delivered to the Company promptly after non-acceptance.

3.           Disclosure.  Investor acknowledges that Investor received, carefully read and understands the following documents relating to the Company (the “Disclosure Documents”):

•	Term Sheet summarizing the Offering of Debentures, attached as Exhibit “A”;

•
Report on Form 8-K/A filed by the Company with the Securities and Exchange Commission on May 9, 2012, as amended on June 7, 2012, including risk factors and Company financial information, available at www.sec.gov (the “8-K Report”);

•	Report on Form 10-Q filed by the Company with the Securities and Exchange Commission on May 21, 2012, available at www.sec.gov;

•	Form of Debenture, attached as Exhibit “B”.

•	Form of Warrant, attached as Exhibit “C”.

Investor also acknowledges and agrees that:

•	The Company has made available to Investor, or to Investor’s attorney, accountant or representative, all other documents that Investor has requested;

•
Investor has requested all documents and other information that Investor has deemed necessary or appropriate for purposes of evaluating a potential investment in the Company and purchasing the Debenture;

•	The Company has provided satisfactory answers to all questions concerning the potential investment in the Company; and

•
Investor has carefully considered and has, to the extent Investor believes such discussion necessary, discussed with Investor’s professional legal, tax and financial advisers the suitability of an investment in the Company for Investor’s particular tax and financial situation.

4.           Investor Status.  Investor certifies that Investor is an “Accredited Investor” as defined in Regulation D of the Securities Act of 1933, as indicated on Exhibit “D” attached.

5.           Other Securities Issues.  Investor represents and warrants to the Company that:

5.1           Risk of Loss.  Investor recognizes that the Company is a startup enterprise with a limited operating history and substantial accumulated losses and that an investment in the Company is speculative and involves substantial risks that could result in the loss of Investor’s entire investment.  Investor has carefully read and understood the Risk Factors set forth in the 8-K Report.  Investor is able, without impairing Investor’s financial condition, to hold the Securities for an indefinite period and to suffer a complete loss of Investor’s investment in the Securities.

5.2           No Minimum.  Investor acknowledges and understands that there is no minimum principal amount of Debentures which must be sold in the subject offering of up to $1,809,700 principal amount of Debentures (the “Offering”) and that, consequently, upon closing of the sale contemplated by this Agreement the Company may immediately use the purchase funds as working capital.  Investor recognizes that his investment may be jeopardized by the Company’s failure to raise sufficient funds after closing on his Debenture purchase and that due to such failure the Company may have to cease operations.

5.3           Investment Intent.  Investor certifies that he is purchasing the Debenture for investment for Investor’s own account and not on behalf of any other person, nor with a view to, or for resale or other distribution of the Securities.

5.4           No Registration.  Investor acknowledges and understands that the Securities (a) have not been registered under either federal or state securities laws, (b) are being offered and sold to Investor pursuant to exemptions from registration under the Securities Act of 1933 and comparable state securities exemptions, and (c) no federal or state agency has made any finding or determination as to the fairness of this Offering for investment, nor any recommendation or endorsement of the Securities.

5.5           Limited Reliance.  Investor has relied solely on the information contained in this Agreement and the Disclosure Documents in making a decision to acquire the Debenture.  Investor has not relied on any representations or warranties made by anyone apart from those set forth in this Agreement and in the Disclosure Documents.

5.6           Legend.  Investor consents to the placement of a legend on the certificates that represent the Shares in substantially the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 NOR REGISTERED NOR QUALIFIED UNDER ANY STATE SECURITIES LAWS.  SUCH SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, DELIVERED AFTER SALE, TRANSFERRED, PLEDGED, OR HYPOTHECATED UNLESS QUALIFIED AND REGISTERED UNDER APPLICABLE STATE AND FEDERAL SECURITIES LAWS OR UNLESS, IN THE OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE CORPORATION, SUCH QUALIFICATION AND REGISTRATION IS NOT REQUIRED.”

and any other legend the Company determines is authorized or required pursuant to this Agreement.

5.7           Restrictions on Transfer.  Investor understands and acknowledges that, in addition to the restrictions on transfer of the Securities, as set forth herein, (a) no assignment, sale, transfer, exchange or other disposition of the Securities or other securities of the Company can be made except in accordance with applicable federal and state securities laws; (b) the Securities may not be sold or otherwise distributed in the absence of registration of the Securities or an exemption from the registration requirements of federal and state securities laws; and (c) the Company is not obligated to take any actions to register the Securities or make available any exemptions from federal or state registration requirements.

5.8           Residence and Information.  Investor certifies that Investor is a resident of the state set forth below and that all information in this Agreement and provided pursuant to this Agreement is true and correct in all material aspects.

5.9           Independent Advice.  Investor understands that this Agreement contains provisions that may have significant legal, financial and tax consequences for Investor.  Investor acknowledges that the Company has recommended that Investor seek independent legal, tax and financial advice before entering into this Agreement.

6.           Indemnification by Investor.  Investor agrees to indemnify and hold harmless the Company and its officers, directors, agents, representatives and employees from and against all liability, damage, loss, cost, fees, and expense (including reasonable paralegal and attorneys’ fees, whether incurred pre-suit, or related to litigation or any appellate proceeding) which any of them incurs directly or indirectly by reason of (a) the failure of the Investor to fulfill any of the terms or conditions of this Agreement, (b) any inaccuracy or omission in the information furnished to the Company by Investor, or (c) any breach of any representation or warranty made by the Investor in this Agreement (including all exhibits hereto), or in any document provided by the Investor to the Company in connection with the subject matter of this Agreement.

7.           Confidentiality.  Investor recognizes that, due to the nature of Investor’s relationship with the Company, Investor will have access to, and that there will be disclosed during the course of such relationship, Confidential Information owned by the Company.  As used, “Confidential Information” means all nonpublic information, data, and materials relating to any business or other activity of the Company (and any third party which the Company is under an obligation to keep confidential and that is maintained by the Company as confidential) or used by the Company or such third parties in their business or other activity, either now or in the future.  Investor expressly acknowledges and agrees that disclosure of the Confidential Information of the Company would severely affect the Company’s business and/or the business of the Company’s clients and provide the recipient of the Confidential Information with a substantial and unfair competitive advantage.  Therefore, during the term of Investor’s relationship with the Company and at all times thereafter, regardless of the circumstances surrounding any termination of this relationship, Investor agrees to keep secret the Confidential Information and all confidential matters relating to the Company entrusted to Investor or learned by Investor and to not use or attempt to use for any purpose whatsoever (other than the furtherance of the Company’s business), or disclose to any person, any Confidential Information.

8.           Transfer Restrictions.  Investor understands that the Securities are “restricted securities” under the Securities Act of 1933 in that the Securities will be acquired from the Company in a transaction not involving a public offering, and that the Securities may not be resold without registration or an exemption under the Act.  In this connection, Investor understands the resale limitations imposed by the Act and is familiar with SEC Rule 144, as presently in effect, and, to the extent this Rule applies, the conditions which must be met in order for that Rule to be available for resale of “restricted securities.”

9.           Arbitration.  If any dispute, controversy, or claim arises between the parties out of or in relation to this Agreement, or the breach, termination, or invalidity thereof, both parties by mutual negotiation shall attempt to come to a reasonable settlement of the same as soon as possible.  If the parties are unable to reach a settlement within 30 days from the first notification of the dispute in writing, the same shall be settled by binding arbitration.  The appointing authority shall be the American Arbitration Association (“AAA”) office located in Boston, Massachusetts, and the case shall be administered by the same authority in accordance with its procedures for cases under the AAA’s Commercial Arbitration Rules.  The place of arbitration shall be Boston, Massachusetts, or such other location as the parties may agree.  The number of arbitrators shall be one, unless the parties cannot agree on a single arbitrator.  In such event, the parties shall each choose one arbitrator, and these two arbitrators shall choose a third arbitrator who shall preside over the proceedings.  The award rendered by the arbitrators shall be final and binding upon both parties concerned, and judgment upon the award may be entered in any court having jurisdiction thereof.  The allocation of the expenses of the arbitration shall be effected by the arbitration decision.  Notwithstanding the foregoing, either party may seek injunctive relief in any court of competent jurisdiction.

10.           General Provisions.  This Agreement will be enforced, governed and construed exclusively under the laws of the State of Delaware.  The parties consent to the jurisdiction of and venue in any appropriate court in Essex County, Massachusetts, for enforcement of any arbitration award. This Agreement is binding upon Investor, Investor’s heirs, estate, legal representatives, successors and assigns, and is for the benefit of the Company, its successors and assigns.  If any portion of this Agreement is held to be invalid, the remaining terms of this Agreement shall remain in full force and effect to the extent possible.  This Agreement constitutes the entire agreement of the parties, and supersedes all previous agreements, written or oral, with regard to Investor’s purchase of a Debenture.  Any agreement to waive or modify any term of this Agreement must be in writing signed by both parties.  This Agreement may be executed in two or more counterparts, all of which shall constitute but one and the same instrument.  Except as specifically provided to the contrary, all monetary references herein are to United States Dollars.,

11.           Florida Residents.  The Securities referred to herein will be sold to, and acquired by, the holder in a transaction exempt under Section 517.061, Florida Statutes.  The securities have not been registered for sale in the State of Florida.  In addition, all Florida residents have the privilege of voiding their purchase within three days after the first tender of consideration is made by the purchaser to the Company, an agent of the Company, or an escrow agent or within three days after the availability of that privilege is communicated to such purchaser, whichever occurs later.  The availability of that privilege is hereby communicated to Investor.

12.           Forward-Looking Statements.  Investor acknowledges and understands the following:  The Disclosure Documents provided to prospective Investors contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Such forward-looking statements are based on the beliefs of the Company’s management as well as on assumptions made by and information currently available to the Company as of the date of the Disclosure Documents.  When used in the Disclosure Documents, the words “plan,” “will,” “may,” “anticipate,” “believe,” “estimate,” “expect,” “intend,” “project” and similar expressions, as they relate to the Company, are intended to identify such forward-looking statements.  Although the Company believes these statements are reasonable, prospective Investors should be aware that actual actions, operations and results could differ materially from those indicated by such forward-looking statements as a result of the risk factors included in the Disclosure Documents or other factors.  Prospective Investors should consider carefully these factors, as well as the other information and data included in the Disclosure Documents.  The Company cautions each prospective Investor, however, that this list of factors may not be exhaustive and that these or other factors, many of which are outside of the Company’s control, could have a material adverse effect on the Company and its ability to achieve its objectives.  Furthermore, the Company may not update or revise the forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.  Prospective Investors are cautioned not to place undue reliance on any of the forward-looking statements included in the Disclosure Documents.  All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by the cautionary statements set forth above.

[Signature page to follow]

SIGNATURE PAGE TO SUBSCRIPTION AGREEMENT

___________________________
Print or Type Name of Investor

___________________________
Signature

___________________________
Print Name, Title

___________________________
date

___________________________
Address

_____________________________	(If Investor is not a US Citizen, please attach Form W-8BEN, Certificate of Foreign Status of Beneficial Owner)
Social Security Number/FEIN

ACCEPTANCE OF SUBSCRIPTION

This Subscription Agreement has been approved by the Company’s Board of Directors and is accepted for and on behalf of Trunity Holdings, Inc., as of ______________, 2012.

TRUNITY HOLDINGS, INC.

By:

Name:

Title:

EXHIBIT “A”

$1,809,700 Private Placement
of Trunity Holdings, Inc.
Series B Unsecured Redeemable Convertible Debentures (the “Debentures”)

August 1, 2012

TERM SHEET

Offered Debentures:	$1,809,700 principal amount of Series B Debentures

Maturity Date:	August 31, 2014

Interest Rate:	10% per year, payable quarterly in cash or stock, at the option of the holder

Conversion Price:	$.35 per Unit, with each Unit comprising one share of common stock and one two-year warrant to purchase a share of common stock for $.40 per share

Minimum Purchase:	$25,000, subject to reduction in discretion of Board

Commissions:	10% to Martinez-Ayme Securities, Inc. (“MAS”) for investors procured by MAS or by other concerns; no commissions for investors procured by Company affiliates.

Other Offering Expenses:	$7,500

Shares Outstanding at July 31, 2012:1	36,103,983

Shares to be Outstanding Upon Conversion of Series A and Series B Debentures2	41,818,268

No Minimum:	There is no minimum amount required to be raised in this Offering. All subscription funds will be paid directly to the Company.

Use of Proceeds:	Working capital

Termination Date:
This Offering will terminate on September 30, 2012, unless extended by the Company in its sole discretion until no later than October 31, 2012.  The Company may terminate this Offering at any time in its sole discretion

1 Excludes (i) options and warrants to purchase 3,119,515 shares, with expiration dates ranging from August 2012 to February 2017 and exercise prices ranging from $.25 to $3.00; and (ii) 1,174,422 shares (543,714 investor conversion shares, 543,714 investor warrant shares and 86,994 broker’s warrant shares) underlying CAD$190,300 principal amount of Series A Debentures issued by the Company in Canada on July 25, 2012, on terms substantially equivalent to those set forth herein.

2  Excludes warrants underlying the Series A Debentures (including broker’s warrants) to purchase 630,708 shares of common stock expiring two years from conversion and warrants to purchase 5,170,571 shares of common stock underlying the $1,809,700 maximum principal amount of Series B Debentures offered.

EXHIBIT “B”

FORM OF DEBENTURE

THE SECURITIES REPRESENTED HEREBY AND THE SECURITIES ISSUABLE UPON CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR APPLICABLE STATE SECURITIES LAWS. THE HOLDER HEREOF, BY PURCHASING SUCH SECURITIES, AGREES FOR THE BENEFIT OF THE COMPANY THAT SUCH SECURITIES MAY BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY (A) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR (B) IN A TRANSACTION THAT DOES NOT REQUIRE REGISTRATION UNDER THE SECURITIES ACT OR ANY APPLICABLE STATE SECURITIES LAWS, AND THE SELLER FURNISHES TO THE COMPANY AN OPINION OF COUNSEL OF RECOGNIZED STANDING OR SUCH OTHER EVIDENCE IN FORM AND SUBSTANCE REASONABLY SATISFACTORY TO THE COMPANY TO SUCH EFFECT.

Original Issue Date:  August ___, 2012

SERIES B 10% UNSECURED CONVERTIBLE REDEEMABLE DEBENTURE

DUE AUGUST ___, 2014

THIS SERIES B 10% UNSECURED DEBENTURE is one of a series of duly authorized and validly issued 10% Unsecured Convertible Redeemable Debentures of Trunity Holdings Inc., a Delaware corporation (the “Company”), having its principal place of business at 15 Green Street, Newburyport, Massachusetts 01950, designated as its 10% Unsecured Convertible Redeemable Debentures due August ___, 2014 (this debenture, the “Debenture” and, collectively with the other debentures of such series, the “Debentures”).

FOR VALUE RECEIVED, the Company hereby acknowledges itself indebted to, and promises to pay to, _______________________ or its registered assigns (the “Holder”), or shall have paid pursuant to the terms hereunder, the principal sum of $______________ on August ___, 2014 (the “Maturity Date”) or such earlier date as this Debenture is required or permitted to be repaid as provided hereunder, and to pay interest to the Holder on the aggregate unconverted and then outstanding principal amount of this Debenture in accordance with the provisions hereof.  This Debenture is subject to the following additional provisions:

Section 1.                   Definitions.  For the purposes hereof, in addition to the terms defined elsewhere in this Debenture, (a) capitalized terms not otherwise defined herein shall have the meanings set forth in the Subscription Agreement for this Debenture and (b) the following terms shall have the following meanings:

“Alternate Consideration” shall have the meaning set forth in Section 5(b).

“Bankruptcy Event” means any of the following events: (a) the Company or any Significant Subsidiary (as such term is defined in Rule 1-02(w) of Regulation S-X) thereof commences a case or other proceeding under any bankruptcy, reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction relating to the Company or any Significant Subsidiary thereof, (b) there is commenced against the Company or any Significant Subsidiary thereof any such case or proceeding that is not dismissed within 60 days after commencement, (c) the Company or any Significant Subsidiary thereof is adjudicated insolvent or bankrupt or any order of relief or other order approving any such case or proceeding is entered, (d) the Company or any Significant Subsidiary thereof suffers any appointment of any custodian or the like for it or any substantial part of its property that is not discharged or stayed within 60 calendar days after such appointment, (e) the Company or any Significant Subsidiary thereof makes a general assignment for the benefit of creditors, (f) the Company or any Significant Subsidiary thereof calls a meeting of its creditors with a view to arranging a composition, adjustment or restructuring of its debts or (g) the Company or any Significant Subsidiary thereof, by any act or failure to act, expressly indicates its consent to, approval of or acquiescence in any of the foregoing or takes any corporate or other action for the purpose of effecting any of the foregoing.

“Business Day” means any day except any Saturday, any Sunday, any day which shall be a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

“Common Stock” means the common stock in the capital of the Company.

“Conversion Date” shall have the meaning set forth in Section 4(a).

“Conversion Price” shall have the meaning set forth in Section 4(b).

“Conversion Schedule” means the Conversion Schedule in the form of Schedule 1 attached hereto.

“Conversion Shares” means, collectively, the shares of Common Stock issuable upon conversion of this Debenture in accordance with the terms hereof.

“Debenture Register” shall have the meaning set forth in Section 2(c).

“Event of Default” shall have the meaning set forth in Section 7(a).

“Fundamental Transaction” shall have the meaning set forth in Section 5(b)

“Interest Conversion Shares” shall have the meaning set forth in Section 2(a).

“Interest Payment Date” shall have the meaning set forth in Section 2(a).

“Interest Share Amount” shall have the meaning set forth in Section 2(a).

“Massachusetts Courts” shall have the meaning set forth in Section 8(d).

“Notice of Conversion” shall have the meaning set forth in Section 4(a).

“Optional Redemption” shall have the meaning set forth in Section 6(a)

“Optional Redemption Amount” means the sum of: (a) 110% of the then outstanding principal amount of the Debenture; (b) accrued but unpaid interest in respect of the Debenture; and (c) all liquidated damages and other amounts due in respect of the Debenture.

“Optional Redemption Date” shall have the meaning set forth in Section 6(a).

“Optional Redemption Notice” shall have the meaning set forth in Section 6(a).

“Optional Redemption Notice Date” shall have the meaning set forth in Section 6(a).

“Optional Redemption Period” shall have the meaning set forth in Section 6(a).

“Original Issue Date” means the date of the first issuance of the Debentures, regardless of any transfers of any Debenture and regardless of the number of instruments which may be issued to evidence such Debentures.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Share Delivery Date” shall have the meaning set forth in Section 4(c)(ii).

“Subscription Agreement” means the Subscription Agreement of even date between the Company and the original Holder, as amended, modified or supplemented from time to time in accordance with its terms.

“Subsidiary” shall mean any entity a majority of whose equity is directly or indirectly owned by the Company.

“Trading Day” means a day on which the New York Stock Exchange is open for business.

“Unit” means a unit of the Company’s securities consisting of one share of Common Stock and one Warrant.

“Warrant” means a warrant to purchase one share of Common Stock at a price of $0.40 per share expiring two years from the date of issuance, in the form attached as Annex B.

“Warrant Shares” means the shares of Common Stock issuable upon exercise of the Warrants.

Section 2.                      Interest.

a)           Payment of Interest in Cash or Kind. The Company shall pay interest to the Holder on the aggregate unconverted and then outstanding principal amount of this Debenture at the rate of 10% per annum, payable quarterly on September 30, December 31, March 31 and June 30, beginning on the first such date after the Original Issue Date, on each Conversion Date (as to the principal amount then being converted), on each Optional Redemption Date (as to the principal amount then being redeemed) and on the Maturity Date (each such date, an “Interest Payment Date”) (if any Interest Payment Date is not a Business Day, then the applicable payment shall be due on the next succeeding Business Day), in cash or, at the Holder’s option, in duly authorized, validly issued, fully paid and non-assessable shares of Common Stock (the dollar amount to be paid in shares, the “Interest Share Amount”).  Payment of interest in shares of Common Stock shall occur by delivery to the Holder of a number of shares of Common Stock to be applied against such Interest Share Amount equal to the quotient of (x) the applicable Interest Share Amount divided by (y) the Conversion Price (the “Interest Conversion Shares”).

b)           Holder’s Election to Pay Interest in Cash or Shares of Common Stock.  Subject to the terms and conditions herein, the decision whether to pay interest hereunder in cash or shares of Common Stock shall be at the sole discretion of the Holder.  In the absence of written notice to the contrary delivered by the Holder to the Company at least 30 days before an Interest Payment Date, the interest due on that date shall be paid in shares of Common Stock calculated in accordance with Section 2 hereof.

c)           Interest Calculations. Interest shall be calculated on the basis of a 360-day year, consisting of twelve 30 calendar day periods, and shall accrue daily commencing on the Original Issue Date until payment in full of the outstanding principal, together with all accrued and unpaid interest and other amounts which may become due hereunder, has been made.  With respect to a conversion pursuant to Section 4, the payment of interest in shares of Common Stock shall occur pursuant to Section 4(c)(ii) herein and, solely for purposes of the payment of interest in shares, the Interest Payment Date shall be deemed the Conversion Date.  Interest shall cease to accrue with respect to any principal amount converted, provided that, the Company actually delivers the Conversion Shares within the time period required by Section 4(c)(ii) herein.  Interest hereunder will be paid to the person in whose name this Debenture is registered on the records of the Company regarding registration and transfers of this Debenture (the “Debenture Register”).

Section 3.                      Registration of Transfers and Exchanges.

a)           Different Denominations. This Debenture is exchangeable for an equal aggregate principal amount of Debentures of different authorized denominations, as requested by the Holder surrendering the same.  No service charge will be payable for such registration of transfer or exchange.

b)           Investment Representations. This Debenture has been issued subject to certain investment representations of the original Holder set forth in the Subscription Agreement and may be transferred or exchanged only in compliance with the Subscription Agreement and applicable federal and state securities laws and regulations.

c)           Reliance on Debenture Register. Prior to due presentment for transfer to the Company of this Debenture, the Company and any agent of the Company may treat the Person in whose name this Debenture is duly registered on the Debenture Register as the owner hereof for the purpose of receiving payment as herein provided and for all other purposes, whether or not this Debenture is overdue, and neither the Company nor any such agent shall be affected by notice to the contrary.

Section 4.                      Conversion.

a)           Voluntary Conversion. At any time after the Original Issue Date and until this Debenture is no longer outstanding, this Debenture shall be convertible, in whole or in part, into Units at the option of the Holder, at any time and from time to time.  The Holder shall effect conversions by delivering to the Company a Notice of Conversion, the form of which is attached hereto as Annex A (each, a “Notice of Conversion”), specifying therein the principal amount of this Debenture to be converted and the date on which such conversion shall be effected (such date, the “Conversion Date”).  If no Conversion Date is specified in a Notice of Conversion, the Conversion Date shall be the date that such Notice of Conversion is deemed delivered hereunder.  To effect conversions hereunder, the Holder shall not be required to physically surrender this Debenture to the Company unless the entire principal amount of this Debenture, plus all accrued and unpaid interest thereon, has been so converted. Conversions hereunder shall have the effect of lowering the outstanding principal amount of this Debenture in an amount equal to the applicable conversion.  The Holder and the Company shall maintain records showing the principal amount(s) converted and the date of such conversion(s).  The Company may deliver an objection to any Notice of Conversion within 5 Business Days of deemed delivery of such Notice of Conversion.  In the event of any dispute or discrepancy, the records of the Holder shall be controlling and determinative in the absence of manifest error. The Holder, and any assignee by acceptance of this Debenture, acknowledge and agree that, by reason of the provisions of this paragraph, following conversion of a portion of this Debenture, the unpaid and unconverted principal amount of this Debenture may be less than the amount stated on the face hereof.

b)           Conversion Price.  The conversion price in effect on any Conversion Date shall be equal to $0.35, subject to adjustment herein (the “Conversion Price”).

c)           Mechanics of Conversion.

i.             Units Issuable Upon Conversion of Principal Amount.  The number of Units issuable upon a conversion hereunder shall be determined by the quotient obtained by dividing (x) the outstanding principal amount of this Debenture to be converted by (y) the Conversion Price.

ii.             Delivery of Certificates Upon Conversion. Not later than five Trading Days after each Conversion Date (the “Share Delivery Date”), the Company shall deliver, or cause to be delivered, to the Holder (A) certificates representing the Conversion Shares and Warrants representing the number of Units being acquired upon the conversion of this Debenture, and (B) with respect to accrued and unpaid interest on the principal amount of this Debenture so converted (i) a bank check or (ii) Interest Conversion Shares in accordance with Section 2.

iii.             Failure to Deliver Certificates.  In the case of any Notice of Conversion, if certificates representing the Conversion Shares and Warrants (and, if applicable, the Interest Conversion Shares) are not delivered to or as directed by the applicable Holder by the fifth Trading Day after the Conversion Date, the Holder shall be entitled to elect by written notice to the Company at any time on or before its receipt of such certificates, to rescind such Conversion, in which event the Company shall promptly return to the Holder any original Debenture delivered to the Company and the Holder shall promptly return to the Company the Common Stock and Warrant certificates representing the principal amount of this Debenture unsuccessfully tendered for conversion to the Company.

iv.             Obligation Absolute.  The Company’s obligations to issue and deliver the Conversion Shares and Warrants upon conversion of this Debenture in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by the Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by the Holder or any other Person of any obligation to the Company or any violation or alleged violation of law by the Holder or any other Person, and irrespective of any other circumstance which might otherwise limit such obligation of the Company to the Holder in connection with the issuance of such Conversion Shares; provided, however, that such delivery shall not operate as a waiver by the Company of any such action the Company may have against the Holder.  In the event the Holder of this Debenture shall elect to convert any or all of the outstanding principal amount hereof, the Company may not refuse conversion based on any claim that the Holder or anyone associated or affiliated with the Holder has been engaged in any violation of law, agreement or for any other reason, unless an injunction from a court, on notice to Holder, restraining and/or enjoining conversion of all or part of this Debenture shall have been sought and obtained.  In the absence of such injunction, the Company shall issue Conversion Shares and Warrants, upon a properly noticed conversion.  Nothing herein shall limit a Holder’s right to pursue actual damages or declare an Event of Default pursuant to Section 7 hereof for the Company’s failure to deliver Conversion Shares and Warrants within the period specified herein and the Holder shall have the right to pursue all remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief.  The exercise of any such rights shall not prohibit the Holder from seeking to enforce damages pursuant to any other Section hereof or under applicable law.

v.             Reservation of Shares Issuable Upon Conversion.  The Company covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock for the sole purpose of issuance upon conversion of this Debenture and exercise of the Warrants and payment of interest on this Debenture, each as herein provided, free from preemptive rights or any other actual contingent purchase rights of Persons other than the Holder (and the other holders of the Debentures), not less than such aggregate number of shares of the Common Stock as shall be issuable (taking into account the adjustments and restrictions of Section 5) upon the conversion of the outstanding principal amount of this Debenture and exercise of all of the Warrants issuable upon conversion and payment of interest hereunder.  The Company covenants that all shares of Common Stock that shall be so issuable shall, upon issue in accordance with the terms of this Debenture or the exercise of the Warrant in accordance with its terms, be duly authorized, validly issued, fully paid and non-assessable.

vi.             Fractional Shares. No fractional shares or scrip representing fractional shares shall be issued upon the conversion of this Debenture.  As to any fraction of a share which Holder would otherwise be entitled to purchase upon such conversion, the Company shall at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Conversion Price or round up to the next whole share.

vii.             Transfer Taxes.  The issuance of certificates for Conversion Shares and Warrants on conversion of this Debenture shall be made without charge to the Holder hereof for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificates; provided, however, that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the Holder of this Debenture so converted and the Company shall not be required to issue or deliver such certificates unless or until the person or persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.

Section 5.                      Certain Adjustments.

a)           Stock Dividends and Stock Splits.  If the Company, at any time while this Debenture is outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Stock on shares of Common Stock (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Company upon conversion of, or payment of interest on, the Debentures), (ii) subdivides outstanding shares of Common Stock into a larger number of shares, (iii) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares or (iv) issues, in the event of a reclassification of shares of the Common Stock, any shares of capital stock of the Company, then the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding any treasury shares of the Company) outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event.  Any adjustment made pursuant to this Section shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re classification. In addition, the exercise price of the Warrants to be issued upon subsequent conversion of the Debenture shall be adjusted in proportion to such adjustment to the Conversion Price.

b)           Fundamental Transaction. If, at any time while this Debenture is outstanding, (i) the Company effects any merger or consolidation of the Company with or into another Person, (ii) the Company effects any sale of all or substantially all of its assets in one transaction or a series of related transactions, (iii) any tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of Common Stock are permitted to tender or exchange their shares for other securities, cash or property, or (iv) the Company effects any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property (in any such case, a “Fundamental Transaction”), then, upon any subsequent conversion of this Debenture, the Holder shall have the right to receive the same kind and amount of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had converted the Debenture immediately prior to such Fundamental Transaction and had held the Conversion Shares and Warrants on the effective date of such Fundamental Transaction (the “Alternate Consideration”).  To the extent necessary to effectuate the foregoing provisions, any successor to the Company or surviving entity in such Fundamental Transaction shall issue to the Holder a new Debenture consistent with the foregoing provisions and evidencing the Holder’s right to convert such Debenture into Alternate Consideration. The terms of any agreement pursuant to which a Fundamental Transaction is effected shall include terms requiring any such successor or surviving entity to comply with the provisions of this Section 5(b) and ensuring that this Debenture (or any such replacement security) will be similarly adjusted upon any subsequent transaction analogous to a Fundamental Transaction.

c)           Calculations.  All calculations under this Section 5 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be.  For purposes of this Section 5, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding any treasury shares of the Company) issued and outstanding.

d)           Notice to the Holder.

i.             Adjustment to Conversion Price.  Whenever the Conversion Price is adjusted pursuant to any provision of this Section 5, the Company shall promptly deliver to each Holder a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

ii.             Notice to Allow Conversion by Holder.  If (A) the Company shall declare a dividend (or any other distribution in whatever form) on the Common Stock, (B) the Company shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock, (C) the Company shall authorize the granting to all holders of the Common Stock of rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (D) the approval of any stockholders of the Company shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Company is a party, any sale or transfer of all or substantially all of the assets of the Company, of any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property or (E) the Company shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company, then, in each case, the Company shall cause to be filed at each office or agency maintained for the purpose of conversion of this Debenture, and shall cause to be delivered to the Holder at its last address as it shall appear upon the Debenture Register, at least 20 calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange, provided that the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice.  The Holder is entitled to convert this Debenture during the 20-day period commencing on the date of such notice through the effective date of the event triggering such notice.

Section 6.                      Optional Redemption and Forced Conversion.

a)           Optional Redemption at Election of Company.  Subject to the provisions of this Section 6(a), the Company may deliver at any time a notice to the Holder (an “Optional Redemption Notice” and the date such notice is deemed delivered hereunder, the “Optional Redemption Notice Date”) of its irrevocable election to redeem any part or all of the then outstanding principal amount of this Debenture for cash in an amount equal to the Optional Redemption Amount on the 20th Business Day following the Optional Redemption Notice Date (such date, the “Optional Redemption Date”, such 20 Business Day period, the “Optional Redemption Period” and such redemption, the “Optional Redemption”).

b)           Redemption Procedure.  The payment of cash pursuant to an Optional Redemption shall be payable in full on the Optional Redemption Date.  Notwithstanding anything herein contained to the contrary, if any portion of the Optional Redemption Amount remains unpaid after such date, the Holder may elect, by written notice to the Company given at any time thereafter and upon return of funds paid by the Company on any portion of such Optional Redemption Amount, to invalidate such Optional Redemption, ab initio, and, with respect to the Company’s failure to honor the Optional Redemption, the Company shall have no further right to exercise any Optional Redemption. Notwithstanding anything to the contrary in this Section 6, the Company’s determination to redeem in cash under Section 6(a) shall be applied ratably among the Holders of then outstanding Debentures. The Holder may elect to convert the outstanding principal amount of the Debenture pursuant to Section 4 prior to actual payment in cash for any Optional Redemption under this Section 6 by the delivery of a Notice of Conversion to the Company during the Option Redemption Period.  The Company covenants and agrees that it will honor all Notices of Conversion tendered during the Option Redemption Period.

Section 7.                      Events of Default.

a)           “Event of Default” means, wherever used herein, any of the following events (whatever the reason for such event and whether such event shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body):

i.             any default in the payment of (A) the principal amount of any Debenture or (B) interest and other amounts owing to a Holder on any Debenture, as and when the same shall become due and payable (whether on a Conversion Date, the Maturity Date, by Optional Redemption or by acceleration or otherwise) which default, solely in the case of an interest payment or other default under clause (B) above, is not cured within five Business Days;

ii.             the Company shall fail to observe or perform any other covenant or agreement contained in the Debentures which failure is not cured, if possible to cure, within 10 Business Days after notice of such failure sent by the Holder or by any other Holder to the Company; and

iii.             the Company or any Significant Subsidiary (as such term is defined in Rule 1-02(w) of Regulation S-X)  shall be subject to a Bankruptcy Event.

b)           Remedies Upon Event of Default.  If any Event of Default occurs, the outstanding principal amount of this Debenture, plus accrued but unpaid interest and other amounts owing in respect thereof through the date of acceleration, shall become, at the Holder’s election, immediately due and payable in cash.  Commencing five Business Days after the occurrence of any Event of Default that results in the eventual acceleration of this Debenture, the interest rate on this Debenture shall accrue at an interest rate equal to the lesser of 12% per annum or the maximum rate permitted under applicable law.  Upon the payment in full of this Debenture, the Holder shall promptly surrender this Debenture to or as directed by the Company.  In connection with such acceleration described herein, the Holder need not provide, and the Company hereby waives, any presentment, demand, protest or other notice of any kind, and the Holder may immediately and without expiration of any grace period enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law.  Such acceleration may be rescinded and annulled by Holder at any time prior to payment hereunder and the Holder shall have all rights as a holder of the Debenture until such time, if any, as the Holder receives full payment pursuant to this Section 7(b).  No such rescission or annulment shall affect any subsequent Event of Default or impair any right consequent thereon.

Section 8.                      Miscellaneous.

a)           Notices.  Any and all notices or other communications or deliveries to be provided by the Holder hereunder, including, without limitation, any Notice of Conversion, shall be in writing and delivered personally, by facsimile, by any form of electronic communication by means of which a written or typed copy is produced at the address of the Company, or sent by a nationally recognized overnight courier service, addressed to the Company, at the address set forth above, or such other facsimile number or address as the Company may specify for such purpose by notice to the Holder delivered in accordance with this Section 8(a).  Any and all notices or other communications or deliveries to be provided by the Company hereunder shall be in writing and delivered personally, by facsimile, by any form of electronic communication by means of which a written or typed copy is produced at the address of the Holder, or sent by a nationally recognized overnight courier service addressed to each Holder at the facsimile number or address of the Holder appearing on the books of the Company, or if no such facsimile number or address appears, at the principal place of business of the Holder.  Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified on the signature page prior to 5:30 p.m. (New York City time), (ii) the date immediately following the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified on the signature page between 5:30 p.m. (New York City time) and 11:59 p.m. (New York City time) on any date, (iii) the next day following the date of transmission if sent by other electronic means; (iv) the second Business Day following the date of mailing, if sent by nationally recognized overnight courier service or (v) upon actual receipt by the party to whom such notice is required to be given.

b)           Absolute Obligation. Except as expressly provided herein, no provision of this Debenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and accrued interest, as applicable, on this Debenture at the time, place, and rate, and in the coin or currency, herein prescribed.  This Debenture is a direct debt obligation of the Company.  This Debenture ranks pari passu with all other Debentures now or hereafter issued under the terms set forth herein.

c)           Lost or Mutilated Debenture.  If this Debenture shall be mutilated, lost, stolen or destroyed, the Company shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated Debenture, or in lieu of or in substitution for a lost, stolen or destroyed Debenture, a new Debenture for the principal amount of this Debenture so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such Debenture, and of the ownership hereof, reasonably satisfactory to the Company.

d)           Governing Law.  All questions concerning the construction, validity, enforcement and interpretation of this Debenture shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware, without regard to the principles of conflict of laws thereof.  Each party agrees that all legal proceedings concerning the interpretation, enforcement and defense of the transactions contemplated by this Debenture (whether brought against a party hereto or its respective Affiliates, directors, officers, shareholders, employees or agents) shall be commenced in the state and federal courts sitting in Suffolk County, Massachusetts (the “Massachusetts Courts”).  Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the Massachusetts Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Transaction Documents), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such Massachusetts Courts, or such Massachusetts Courts are improper or inconvenient venue for such proceeding.  Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Debenture and agrees that such service shall constitute good and sufficient service of process and notice thereof.  Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by applicable law. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Debenture or the transactions contemplated hereby. If either party shall commence an action or proceeding to enforce any provisions of this Debenture, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorneys fees and other costs and expenses incurred in the investigation, preparation and prosecution of such action or proceeding.

e)           Waiver.  Any waiver by the Company or the Holder of a breach of any provision of this Debenture shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Debenture.  The failure of the Company or the Holder to insist upon strict adherence to any term of this Debenture on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Debenture.  Any waiver by the Company or the Holder must be in writing.

f)           Severability.  If any provision of this Debenture is invalid, illegal or unenforceable, the balance of this Debenture shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances.  If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law. The Company covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law or other law which would prohibit or forgive the Company from paying all or any portion of the principal of or interest on this Debenture as contemplated herein, wherever enacted, now or at any time hereafter in force, or which may affect the covenants or the performance of this indenture, and the Company (to the extent it may lawfully do so) hereby expressly waives all benefits or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Holder, but will suffer and permit the execution of every such as though no such law has been enacted.

g)           Next Business Day.  Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

h)           Headings.  The headings contained herein are for convenience only, do not constitute a part of this Debenture and shall not be deemed to limit or affect any of the provisions hereof.

i)           Assumption.  Any successor to the Company or any surviving entity in a Fundamental Transaction shall (i) assume, prior to such Fundamental Transaction, all of the obligations of the Company under this Debenture and the other Transaction Documents pursuant to written agreements in form and substance satisfactory to the Holder (such approval not to be unreasonably withheld or delayed) and (ii) issue to the Holder a new debenture of such successor entity evidenced by a written instrument substantially similar in form and substance to this Debenture, including, without limitation, having a principal amount and interest rate equal to the principal amount and the interest rate of this Debenture and having similar ranking to this Debenture, which shall be satisfactory to the Holder (any such approval not to be unreasonably withheld or delayed).  The provisions of this Section 8(i) shall apply similarly and equally to successive Fundamental Transactions and shall be applied without regard to any limitations of this Debenture.

j)           Time of the Essence.  Time shall be of the essence of this Debenture.

k)           Currency.  All monetary references herein are to United States Dollars.

*********************

(Signature Pages Follow)

IN WITNESS WHEREOF, the Company has caused this Debenture to be duly executed by a duly authorized officer as of the date first above indicated.

TRUNITY HOLDINGS INC. By: Name: Title: Facsimile No. for delivery of Notices:

ANNEX A

NOTICE OF CONVERSION

The undersigned hereby elects to convert principal under the Series B 10% Unsecured Convertible Redeemable Debenture due August ___, 2014 of Trunity Holdings Inc., a Delaware corporation (the “Company”) in the original principal amount of $__________ (the "Debenture"), into Units of the Company, each Unit consisting of one share of Common Stock and a Warrant to purchase a share of Common Stock for $.40 per share, according to the conditions hereof, as of the date written below.  If shares of Common Stock and Warrants are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as reasonably requested by the Company in accordance therewith.  No fee will be charged to the holder for any conversion, except for such transfer taxes, if any.

Capitalized terms not otherwise defined herein shall have the meanings set forth in the Debenture.

Conversion calculations:	Date to Effect Conversion:
Principal Amount of Debenture to be Converted:
Payment of Interest in Common Stock __ yes __ no If yes, $_____ of Interest Accrued on Account of Conversion at Issue.
Number of shares of Common Stock and Warrants to be issued:
Signature:
Name:
Address for Delivery of Common Stock and Warrant Certificates:
Or
DWAC Instructions: Broker No: Account No:

ANNEX B

FORM OF WARRANT

Schedule 1

CONVERSION SCHEDULE

The Series B 10% Unsecured Convertible Redeemable Debenture due on August ___, 2014 in the original principal amount of $____________ is issued by Trunity Holdings Inc., a Delaware corporation.  This Conversion Schedule reflects conversions made under Section 4 of the above referenced Debenture.

Dated:

Date of Conversion (or for first entry, Original Issue Date)	Amount of Conversion	Aggregate Principal Amount Remaining Subsequent to Conversion (or original Principal Amount)	Company Attest

EXHIBIT “C”

FORM OF WARRANT

NEITHER THIS WARRANT NOR THE WARRANT STOCK (AS HEREINAFTER DEFINED) HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF ANY STATE.  THIS WARRANT AND THE WARRANT STOCK MAY BE TRANSFERRED ONLY IN COMPLIANCE WITH THE ACT AND SUCH LAWS.  THIS LEGEND SHALL BE ENDORSED UPON ANY WARRANT ISSUED IN EXCHANGE FOR THIS WARRANT.

Warrant No. ____

WARRANT

For the Purchase of Common Stock of

TRUNITY HOLDINGS, INC.

a Delaware corporation

VOID AFTER 5:00 P.M., EASTERN STANDARD TIME, ON _____________, ______.

_______ Shares	___________, _____

FOR VALUE RECEIVED, TRUNITY HOLDINGS, INC., a Delaware corporation (the “Company”), hereby certifies that _____________, an individual (the “Holder”) is entitled, subject to the provisions of this warrant (“Warrant”), to purchase from the Company up to 50,000 shares of common stock (the “Common Shares”), par value $0.0001 per share (the “Common Stock”), of the Company at an exercise price per Common Share equal to $0.40 per Common Share  (the “Exercise Price”), during the period commencing on the date hereof and expiring at 5:00 P.M., Eastern Standard time, on ____________, _______.

The number of Common Shares to be received upon the exercise of this Warrant may be adjusted from time to time as hereinafter set forth.  The Common Shares deliverable upon such exercise, or the entitlement thereto upon such exercise, and as adjusted from time to time, are hereinafter sometimes referred to as “Warrant Stock.”  The Warrants issued on the same date hereof bearing the same terms and conditions as this Warrant shall be collectively referred to as the “Warrants.”

The Holder agrees with the Company that this Warrant is issued, and all the rights hereunder shall be held subject to, all of the conditions, limitations and provisions set forth herein.

1.	EXERCISE OF WARRANT

(a)           By Payment of Cash.  This Warrant may be exercised by its presentation and surrender to the Company at its principal office (or such office or agency of the Company as it may designate in writing to the Holder hereof), commencing on ________, 20__ (“Date of Issuance”) and expiring at 5:00 P.M., Eastern Standard time, on ________, 20__ (“Expiration Date”), with the Warrant Exercise Form attached hereto duly executed and accompanied by payment (either in cash or by certified or official bank check or by wire transfer, payable to the order of the Company) of the Exercise Price for the number of shares specified in such Form.

The Company agrees that the Holder hereof shall be deemed the record owner of such Common Shares as of the close of business on the date on which this Warrant shall have been presented and payment made for such Common Shares as aforesaid whether or not the Company or its transfer agent is open for business.  Certificates for the Common Shares so purchased shall be delivered to the Holder hereof within a reasonable time, not exceeding 15 days, after the rights represented by this Warrant shall have been so exercised.  If this Warrant should be exercised in part only, the Company shall, upon surrender of this Warrant for cancellation, execute and deliver a new Warrant evidencing the rights of the Holder hereof to purchase the balance of the shares purchasable hereunder as soon as reasonably possible.

(b)           Cashless Exercise.  In lieu of the payment method set forth in Section 1(a) above, the Holder may elect to exchange all or some of this Warrant for the Common Shares equal to the value of the amount of this Warrant being exchanged on the date of exchange.  If the Holder elects to exchange this Warrant as provided in this Section 1(b), the Holder shall tender to the Company this Warrant for the amount being exchanged, along with written notice of the Holder’s election to exchange some or all of this Warrant, and the Company shall issue to the Holder the number of Common Shares computed using the following formula:

X  =  Y (A-B)
A

Where:                      X =           The number of Common Shares to be issued to the Holder.

Y =	The number of Common Shares purchasable under the amount of this Warrant being exchanged (as adjusted to the date of such calculation).

A =           The Market Price of one Common Share.

B =           The Exercise Price (as adjusted to the date of such calculation).

The Warrant exchange shall take place on the date specified in the notice or if the date the notice is received by the Company is later than the date specified in the notice, on the date the notice is received by the Company.

As used herein in the phrase “Market Price” at any date shall be deemed to be the last reported sale price or the closing price of the Common Stock on any exchange (including the National Association of Securities Dealers Automated Quotation System (“Nasdaq”)) on which the Common Stock is listed or the closing price as quoted on the OTC Bulletin Board, or, in the case no such reported sale takes place on such day, the average of the last reported sales prices or quotations for the last five trading days, in either case as officially reported or quoted by the principal securities exchange or the OTC Bulletin Board, and if the Common Stock is not listed or quoted as determined in good faith by resolution of the Board of Directors of the Company, based on the best information available to it.

(c)           “Easy Sale” Exercise.  In lieu of the payment method set forth in Section 1(a) above, when permitted by law and applicable regulations (including rules of Nasdaq and Financial Industry Regulatory Authority (“FINRA”)), the Holder may pay the aggregate Exercise Price (the “Exercise Amount”) through a “same day sale” commitment from the Holder (and if applicable a broker-dealer that is a member of the FINRA (a “FINRA Dealer”)), whereby the Holder irrevocably elects to exercise this Warrant and to sell a portion of the shares so purchased to pay the Exercise Amount and the Holder (or, if applicable, the FINRA Dealer) commits upon sale (or, in the case of the FINRA Dealer, upon receipt) of such shares to forward the Exercise Amount directly to the Company.

2.	COVENANTS BY THE COMPANY

The Company covenants and agrees as follows:

(a)           Reservation of Shares.  During the period within which the rights represented by this Warrant may be exercised, the Company shall, at all times, reserve and keep available out of its authorized capital stock, solely for the purposes of issuance upon exercise of this Warrant, such number of its Common Shares as shall be issuable upon the exercise of this Warrant.  If at any time the number of authorized Common Shares shall not be sufficient to effect the exercise of this Warrant, the Company will take such corporate action as may be necessary to increase its authorized but unissued Common Shares to such number of shares as shall be sufficient for such purpose.  The Company shall have analogous obligations with respect to any other securities or property issuable upon exercise of this Warrant.

(b)           Valid Issuance, etc.  All Common Shares which may be issued upon exercise of the rights represented by this Warrant included herein will be, upon payment thereof, validly issued, fully paid, non-assessable and free from all taxes, liens and charges with respect to the issuance thereof.

(c)           Taxes.  All original issue taxes payable in respect of the issuance of Common Shares upon the exercise of the rights represented by this Warrant shall be borne by the Company, but in no event shall the Company be responsible or liable for income taxes or transfer taxes upon the issuance or transfer of this Warrant or the Warrant Stock.

(d)           Fractional Shares.  The Company shall not be required to issue certificates representing fractions of Common Shares.  In lieu of any fractional interests, the Company shall make a cash payment equal to the Exercise Price multiplied by such fraction.

3.	EXCHANGE OR ASSIGNMENT OF WARRANT

This Warrant is exchangeable, without expense, at the option of the Holder, upon presentation and surrender hereof to the Company for other Warrants of different denominations, entitling the Holder to purchase in the aggregate the same number of Common Shares purchasable hereunder.  Subject to the provisions of this Warrant and the receipt by the Company of any required representations and agreements, upon surrender of this Warrant to the Company with the Warrant Assignment Form annexed hereto duly executed and funds sufficient to pay any transfer tax, the Company shall, without additional charge, execute and deliver a new Warrant in the name of the assignee named in such instrument of assignment and this Warrant shall promptly be canceled.  In the event of a partial assignment of this Warrant, the new Warrants issued to the assignee and the Holder shall make reference to the aggregate number of shares of Warrant Stock issuable upon exercise of this Warrant.

4.	RIGHTS OF THE HOLDER

The Holder shall not, by virtue hereof, be entitled to any voting or other rights of a stockholder of the Company, either at law or in equity, and the rights of the Holder are limited to those expressed in this Warrant.

5.	ADJUSTMENT OF EXERCISE PRICE

(a)           Stock Splits, Subdivisions or Combinations; Common Stock Dividends; Reclassification.  If the Company, at any time while this Warrant is outstanding, (a) shall fix a record date for the effectuation of a split, subdivision or combination of the outstanding shares of Common Stock, (b) shall pay a stock dividend on its Common Stock, or (c) issue by reclassification of shares of Common Stock any shares of capital stock of the Company, then (i) the Exercise Price shall be multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding prior to such event and the denominator of which shall be the number of shares of Common Stock outstanding after such event and (ii) the number of shares of the Warrant Stock shall be multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately after such event and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such event.  Any adjustment made pursuant to this Section 5(a) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution or, in the case of a subdivision or re-classification, shall become effective immediately after the effective date thereof.

(b)           Subscription Rights.  If the Company, at any time while this Warrant is outstanding, shall fix a record date for the distribution to holders of its Common Stock, evidence of its indebtedness or assets or rights, options, warrants or other security entitling them to subscribe for or purchase, convert to, exchange for or otherwise acquire any security (excluding those referred to in Section 5(a) above), then in each such case the Exercise Price at which this Warrant shall thereafter be exercisable shall be determined by multiplying the Exercise Price in effect immediately prior to such record date by a fraction, the numerator of which shall be the per-share Market Price on such record date less the then fair market value at such record date of the portion of such assets or evidence of indebtedness so distributed applicable to one outstanding share of Common Stock as determined by the Board of Directors in good faith, and the denominator of which shall be the Exercise Price as of such record date; provided, however, that in the event of a distribution exceeding 10% of the net assets of the Company, such fair market value shall be determined by an appraiser selected in good faith by the registered owners of a majority of the Warrant Stock then outstanding; and provided, further, that the Company, after receipt of the determination by such appraiser shall have the right to select in good faith an additional appraiser meeting the same qualifications, in which case the fair market value shall be equal to the average of the determinations by each such appraiser.  Such adjustment shall be made whenever any such distribution is made and shall become effective immediately after the record date mentioned above.

(c)           Rounding.  All calculations under this Section 5 shall be made to the nearest cent or the nearest l/l00th of a share, as the case may be.

(d)           Notice of Adjustment.  Whenever the Exercise Price is adjusted pursuant to this Section 5, the Company shall promptly deliver to the Holder a notice setting forth the Exercise Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.  Such notice shall be signed by the chairman, president or chief financial officer of the Company.

(e)           Treasury Shares.  The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Company, and the disposition of any shares so owned or held shall be considered an issue or sale of Common Stock by the Company.

(f)           Change of Control; Compulsory Share Exchange.  In case of (A) any Change of Control Transaction (as defined below) or (B) any compulsory share exchange pursuant to which the Common Stock is converted into other securities, cash or property (each, an “Event”), lawful provision shall be made so that the Holder shall have the right thereafter to exercise this Warrant for shares of stock and other securities, cash and property receivable upon or deemed to be held by holders of Common Stock following such Event, and the Holder shall be entitled upon such Event to receive such amount of shares of stock and other securities, cash or property as the shares of the Common Stock of the Company into which this Warrant could have been exercised immediately prior to such Event (without taking into account any limitations or restrictions on the exercisability of this Warrant) would have been entitled; provided, however, that in the case of a transaction specified in (A), above, in which holders of the Company’s Common Stock receive cash, the Holder shall have the right to exercise the Warrant for such number of shares of the surviving company equal to the amount of cash into which this Warrant is then exercisable, divided by the fair market value of the shares of the surviving company on the effective date of such Event.  The terms of any such Event shall include such terms so as to continue to give to the Holder the right to receive the securities, cash or property set forth in this Section 5(f) upon any exercise or redemption following such Event, and, in the case of an Event specified in (A), above, the successor corporation or other entity (if other than the Company) resulting from such reorganization, merger or consolidation, or the person acquiring the properties and assets, or such other controlling corporation or entity as may be appropriate, shall expressly assume the obligation to deliver the securities or other assets which the Holder is entitled to receive hereunder.  The provisions of this Section 5(f) shall similarly apply to successive Events. “Change of Control Transaction” means the occurrence of any (i) merger or consolidation of the Company with or into another entity, unless the holders of the Company’s securities immediately prior to such transaction or series of transactions continue to hold at least 50% of such securities following such transaction or series of transactions, (ii) a sale, conveyance, lease, transfer or disposition of all or substantially all of the assets of the Company in one or a series of related transactions or (iii) the execution by the Company of an agreement to which the Company is a party or by which it is bound, providing for any of the events set forth above in (i) or (ii).

(g)           Notice of Certain Events.  If:

(i)           the Company shall declare a dividend (or any other distribution) on its Common Stock;

(ii)           the Company shall declare a special nonrecurring cash dividend on or a redemption of its Common Stock;

(iii)           the Company shall authorize the granting to the holders of all of its Common Stock rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights;

(iv)           the approval of any stockholders of the Company shall be required in connection with any capital reorganization, reclassification of the Company’s capital stock, any consolidation or merger to which the Company is a party, any sale or transfer of all or substantially all of the assets of the Company, or any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property; or

(v)           the Company shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company;

then the Company shall cause to be filed at each office or agency maintained for the purpose of exercise of this Warrant, and shall cause to be delivered to the Holder, at least 30 calendar days prior to the applicable record or effective date hereinafter specified, a notice (provided such notice shall not include any material non-public information) stating (a) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (b) the date on which such reorganization, reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities, cash or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, transfer or share exchange; provided, however, that the failure to mail such notice or any defect therein or in the mailing thereof shall not affect the validity of the corporate action required to be specified in such notice.  Nothing herein shall prohibit the Holder from exercising this Warrant during the 30-day period commencing on the date of such notice.

(h)           Increase in Exercise Price.  In no event shall any provision in this Section 5 cause the Exercise Price to be greater than the Exercise Price on the date of issuance of this Warrant, except for a combination of the outstanding shares of Common Stock into a smaller number of shares as referenced in Section 5(a) above.

6.	RESTRICTIONS ON EXERCISE

(a)           Investment Intent.  Unless, prior to the exercise of the Warrant, the issuance of the Warrant Stock has been registered with the Securities and Exchange Commission pursuant to the Act, the Warrant Exercise Form shall be accompanied by a representation of the Holder to the Company to the effect that such shares are being acquired for investment and not with a view to the distribution thereof, and such other representations and documentation as may be required by the Company, unless in the opinion of counsel to the Company such representations or other documentation are not necessary to comply with the Act.

7.	RESTRICTIONS ON TRANSFER

(a)           Transfer to Comply with the Securities Act of 1933.  Neither this Warrant nor any Warrant Stock may be sold, assigned, transferred or otherwise disposed of except as follows:  (1) to a person who, in the opinion of counsel satisfactory to the Company, is a person to whom this Warrant or the Warrant Stock may legally be transferred without registration and without the delivery of a current prospectus under the Act with respect thereto and then only against receipt of an agreement of such person to comply with the provisions of this Section 7 with respect to any resale, assignment, transfer or other disposition of such securities; (2) to any person upon delivery of a prospectus then meeting the requirements of the Act relating to such securities and the offering thereof for such sale, assignment, transfer or disposition; or (3) to any “affiliate” (as such term is used in Rule 144 promulgated pursuant to the Act) of the Holder.

(b)           Legend.  Subject to the terms hereof, upon exercise of this Warrant and the issuance of the Warrant Stock, all certificates representing such Warrant Stock shall bear on the face or reverse thereof substantially the following legend:

“The securities which are represented by this certificate have not been registered under the Securities Act of 1933, and may not be sold, transferred, hypothecated or otherwise disposed of until a registration statement with respect thereto is declared effective under such act, or the Company receives an opinion of counsel for the Company that an exemption from the registration requirements of such act is available.”

8.	LOST, STOLEN OR DESTROYED WARRANTS

In the event that the Holder notifies the Company that this Warrant has been lost, stolen or destroyed and provides (a) a letter, in form reasonably satisfactory to the Company, to the effect that it will indemnify the Company from any loss incurred by it in connection therewith, and/or (b) an indemnity bond in such amount as is reasonably required by the Company, the Company having the option of electing either (a) or (b) or both, the Company may, in its sole discretion, accept such letter and/or indemnity bond in lieu of the surrender of this Warrant as required by Section 1 hereof.

9.	SUBSEQUENT HOLDERS

Every Holder hereof, by accepting the same, agrees with any subsequent Holder hereof and with the Company that this Warrant and all rights hereunder are issued and shall be held subject to all of the terms, conditions, limitations and provisions set forth in this Warrant, and further agrees that the Company and its transfer agent, if any, may deem and treat the registered holder of this Warrant as the absolute owner hereof for all purposes and shall not be affected by any notice to the contrary.

10.	NOTICES

Any notice required or permitted hereunder shall be given in writing (unless otherwise specified herein) and shall be effective upon personal delivery, via facsimile (upon receipt of confirmation of error-free transmission and mailing a copy of such confirmation, postage prepaid by certified mail, return receipt requested) or two business days following deposit of such notice with an internationally recognized courier service, with postage prepaid and addressed the other party at the following address, or at such other addresses as a party may designate by five days advance written notice to the other party hereto.

Company:	Trunity Holdings, Inc. 15 Green Street Newburyport, Mass. 01950 Attention: Terry Anderton, Chief Executive Officer Fax:
Holder:	Fax:

11.	GOVERNING LAW; JURISDICTION

This Warrant shall be governed by and interpreted in accordance with the laws of the State of Delaware, without regard to its principles of conflict of laws.  Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Warrant may be brought against any party in the federal courts of Massachusetts or the state courts of the State of Massachusetts, and each of the parties consents to the jurisdiction of such courts and hereby waives, to the maximum extent permitted by law, any objection, including any objections based on forum non conveniens, to the bringing of any such proceeding in such jurisdictions.

(Signature appears on the following page.)

IN WITNESS WHEREOF, the Company has caused this Warrant to be signed on its behalf, in its corporate name, by its duly authorized officer, all as of the day and year first above written.

TRUNITY HOLDINGS, INC. By: Terry Anderton Chief Executive Officer

TRUNITY HOLDINGS, INC.

WARRANT EXERCISE FORM

The undersigned hereby irrevocably elects (A) to exercise the Warrant dated __________, 20__ (the “Warrant”), pursuant to the provisions of Section 1(a) of the Warrant, to the extent of purchasing _________ shares of the common stock, par value $0.0001 per share (the “Common Stock”), of Trunity Holdings, Inc. and hereby makes a payment of $________ in payment therefor, or (B) to exercise the Warrant to the extent of purchasing _________ shares of the Common Stock, pursuant to the provisions of Section 1(b) of the Warrant.  In exercising the Warrant, the undersigned hereby confirms that the Common Stock to be issued hereunder is being acquired for investment and not with a view to the distribution thereof.  Please issue a certificate or certificates representing said shares of Common Stock in the name of the undersigned or in such other name as is specified below.  Please issue a new Warrant for the unexercised portion of the attached Warrant in the name of the undersigned or in such other name as is specified below.

Name of Holder Signature of Holder or Authorized Representative
Signature, if jointly held Name and Title of Authorized Representative
Address of Holder
Date

EXHIBIT “D”
TRUNITY HOLDINGS, INC.

ACCREDITATION

The undersigned represents and warrants that the he/she/it is an Accredited Investor pursuant to one or more of the following categories (initial applicable categories and sign below):

________	a.
A natural person (i.e., not an entity) whose individual net worth or joint net worth with spouse at the time of purchase, excluding homes, home furnishings and automobiles, and reflecting a deduction of all current debts and obligations to pay money, including but not limited to home mortgage debt, exceeds $1,000,000.

________	b.
A natural person (i.e., not an entity) who had an individual income in excess of $200,000 in each of the two most recent years or joint income with spouse in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same level of income in the current year.

________	c.
Any organization described in Section 501(c)(3) of the Internal Revenue Code, or any corporation, limited liability the Company, Massachusetts or similar business trust or partnership, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $5,000,000.

________	d.	A private business development company (as defined in Section 202(a)(22) of the Investment Advisers Act of 1940).

________	e.
Any bank as defined in Section 3(a)(2) of the Securities Act of 1933, as amended (the “Act”), or any savings and loan association or other institution as defined in Section 3(a)(5)(A) of the Act whether acting in its individual or fiduciary capacity; any broker or dealer registered pursuant to Section 15 of the Securities Exchange Act of 1934; any insurance the Company as defined in Section 2(13) of the Act; any investment the Company registered under the Investment Company Act of 1940 (the “1940 Act”) or a business development the Company as defined in Section 2(a)(48) of the 1940 Act; any Small Business Investment The Company licensed by the U.S. Small Business Administration under Section 301(c) or (d) of the Small Business Investment Act of 1958; any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions for the benefit of its employees, if such plan has total assets in excess of $5,000,000; or any employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974, if the investment decision is made by a plan fiduciary, as defined in Section 3(21) of such act which is either a bank, savings and loan association, insurance the Company, or registered investment advisor, or if the employee benefit plan has total assets in excess of $5,000,000 or, if a self directed plan, with investment decisions made solely by persons that are accredited Investors.

________	f.
Any trust with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the securities offered, whose purchase is directed by a sophisticated person.  For purposes of this exemption, a sophisticated person is one who has such knowledge and experience in financial and business matters that such person is capable of evaluating the merits and risks of the prospective investment.

________	g.	Any entity in which all the equity owners are accredited investors under the above subsections.

Signature and Title (if any) of Investor